Exhibit (e)(13)

FORM OF UNDERWRITING AGREEMENT

THIS AGREEMENT is made as of February     , 2011 by and between BNY MELLON DISTRIBUTORS INC., a Massachusetts corporation (“Distributor”), and HIGHLAND FUNDS II, a Massachusetts business trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and is currently offering units of beneficial interest (such units of all series are hereinafter called the “Shares”), representing interests in series of the Trust identified on Exhibit A hereto (each a “Fund” and collectively, the “Funds”) which are registered with the Securities and Exchange Commission (the “SEC”) pursuant to the Trust’s Registration Statement on Form N-1A (the “Registration Statement”); and

WHEREAS, the Trust wishes to retain Distributor to serve as underwriter for the Funds to provide for the sale and distribution of the Shares of the Funds identified on Exhibit A and for such additional classes or series as the Trust may issue, and Distributor wishes to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

I.	Definitions. As Used in this Agreement:

A.	“12b-1 Plan” means a plan of distribution adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.

B.	“1933 Act” means the Securities Act of 1933, as amended.

C.	“1934 Act” means the Securities Exchange Act of 1934, as amended.

D.	“1940 Act” has the meaning provided in the recitals to the Agreement.

E.	“Affiliate” means, when used with respect to any person, any other person that directly or indirectly, controls, is controlled by or is under common control with such person. A person shall be deemed to control another person if such person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise.

F.	“Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Directors or Trustees to give Oral Instructions and Written Instructions on behalf of the Trust. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

G.	“FINRA” means the Financial Industry Regulatory Authority, Inc.

H.	“Oral Instructions” mean oral instructions received by Distributor from an Authorized Person or from a person reasonably believed by Distributor to be an Authorized Person.

I.	“Prospectus” means any Prospectus relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

J.	“Registration Statement” means any Registration Statement, including any Prospectus and any Statement of Additional Information included therein, relating to the Trust filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

K.	“SEC” has the meaning provided in the recitals to the Agreement.

L.	“Securities Laws” mean the 1933 Act, the 1934 Act, and the 1940 Act.

M.	“Statement of Additional Information” means any Statement of Additional Information relating to the Trust or any Fund filed with the SEC and any amendments or supplements thereto at any time filed with the SEC.

N.	“Written Instructions” mean (i) written instructions signed by an Authorized Person and received by Distributor or (ii) trade instructions transmitted (and received by Distributor) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, electronic mail, telex or facsimile sending device.

II.

Appointment. The Trust hereby appoints Distributor to serve as the underwriter of its Shares in accordance with the terms set forth in this Agreement. Distributor accepts such appointment and agrees to furnish such services. Distributor shall use its best efforts to distribute Shares of the Funds but shall not be obligated to distribute any certain number of Shares. Distributor and the Trust agree that all orders placed by financial intermediaries or investors will be submitted directly to the Trust, through the transfer agent for the Trust, and not through the Distributor. Distributor agrees that it will direct any orders received by it for purchase or redemption of the Shares to the transfer agent for the Trust. Distributor will have no liability for payment for the purchase of Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares. Distributor shall not cause the Trust to withhold the placing of purchase orders so as to make a profit thereby.

The Trust understands that Distributor is now, and may in the future be, the underwriter of the shares of several investment companies or series (collectively, the “Investment Entities”), including Investment Entities having investment objectives similar to those of the Trust. The Trust further understands that investors and potential investors in the Trust may invest in shares of such other Investment Entities. The Trust agrees that Distributor’s duties to such Investment Entities shall not be deemed in conflict with its duties to the Trust under this Agreement.

III.	Duties and Obligations of Distributor.

To facilitate the distribution of Shares of the Funds, the Distributor will provide the following:

A.	Consistent with the below guidelines and/or procedures, Distributor will enter into selling and/or servicing agreements with other financial intermediaries for the offer, sale and/or servicing of Shares of the Funds (“Dealer Agreements”).

1.	Other financial intermediaries may include, but are not limited to, broker-dealers, financial institutions and other investment professionals, such as investment advisers, insurance companies, accountants and estate planning firms.

2.	When permissible, all Dealer Agreements shall be in a form that has been reviewed and approved by counsel for the Trust (“Standard Dealer Agreement”).

3.	The parties agree that any modifications to the Standard Dealer Agreement that impact the Distributor or financial intermediary and not the Trust or the Funds, and which do not substantially alter the financial intermediary’s obligations, are not deemed to alter substantially the form of the agreement, and thus, do not require approval by the Trust.

4.	Distributor will submit any modifications to the Standard Dealer Agreement to the Trust for review and approval if such modification could be deemed to impact the Trust or the Funds or substantially alter the financial intermediary’s obligations.

5.

The parties agree that if a financial intermediary desires to use its own form agreement in lieu of the Standard Dealer Agreement (such agreement referred to herein as an “Alternate Form of Agreement”), Distributor may utilize such Alternative Form of Agreement; provided, however, if

Distributor determines that the Alternate Form of Agreement contains provisions that place additional obligations or liabilities on the Trust or the Funds that are not contemplated in the Standard Dealer Agreement, Distributor will submit the Alternate Form of Agreement to the Trust for review and approval.

6.	The terms of the Dealer Agreements Distributor enters into with other financial intermediaries will require the financial intermediaries to conform to the applicable provisions of the Prospectus and Statement of Additional Information and relevant rules and regulations relating to the sale of investment company shares, including with respect to the public offering price of the Shares.

7.	Notwithstanding anything in this Agreement to the contrary, Distributor will act only on its own behalf as principal in entering into Dealer Agreements with financial intermediaries. No financial intermediary which enters into a Dealer Agreement with Distributor shall be authorized to act as agent for the Trust or any Fund in connection with the offering or sale of Shares to the public or otherwise.

8.	To the extent that Distributor receives fees under any 12b-1 Plan (“12b-1 Fees”), Distributor agrees to enter into Dealer Agreements with other financial intermediaries for the furnishing of marketing or sales services with respect to the Shares as may be permitted pursuant to such 12b-1 Plan. To the extent that Distributor receives shareholder services fees under any shareholder services plan adopted by the Trust or any Fund (“Service Fees”), Distributor agrees to enter into Dealer Agreements with other financial intermediaries for the furnishing of personal and/or account maintenance services with respect to the relevant shareholders of the Fund as may be permitted pursuant to such shareholder services plan.

B.	Distributor shall not utilize any materials in connection with the sale or offering of shares of the Funds except the Funds’ Prospectus and Statement of Additional Information and such other materials as the Trust or the Funds’ investment adviser shall provide or approve.

C.	Distributor shall review and provide comments on all sales literature (advertisements, brochures and shareholder communications) for the Trust and each Fund. When required by rule or regulation and once approved by the Trust and the applicable Fund, Distributor shall file such materials with FINRA, the SEC or other federal and state agencies or other organizations. The Trust acknowledges and agrees that Distributor’s services hereunder are not, and shall not be construed as, constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person. Distributor’s review of sales literature under this Section III.B. is subject to the review and approval of the Trust or its counsel.

D.	If requested by the Trust, Distributor agrees to prepare and deliver to the Board of Trustees of the Trust at least quarterly reports listing each financial intermediary to which Distributor pays 12b-1 Fees. Distributor agrees to provide annually such information requested by the Trust or its counsel as may reasonably be necessary for an informed determination in accordance with Rule 12b-1 under the 1940 Act of whether the applicable 12b-1 Plan should be implemented or continued.

E.	As a Fund Member of the National Securities Clearing Corporation (“NSCC”), Distributor will establish a NSCC participant number for the Trust and will provide an interface for the Trust for trading and settling transactions through the facilities of the NSCC (“NSCC Interface”). Distributor will ensure that the Trust’s NSCC participant number is properly established and maintained.

IV.	Duties and Obligations of the Trust.

A.

The Trust represents to Distributor that all Registration Statements and Prospectuses filed by the Trust with the SEC under the 1933 Act with respect to the Shares have been prepared in conformity with the requirements of the 1933 Act and the rules and regulations of the SEC thereunder. Except as to information included in the Registration Statement in reliance upon information provided to the Trust by Distributor or any Affiliate of Distributor expressly for use in the Registration Statement, the Trust represents and warrants to Distributor that, to the best of the Trust’s knowledge, any Registration Statement, when such Registration Statement becomes effective, will contain statements required to be stated therein in conformity with the 1933 Act and the rules and regulations of the SEC; that all statements of fact contained in any such Registration Statement will be true and correct, to the best of the Trust’s knowledge, when such Registration Statement becomes effective; and that, to the best of the Trust’s knowledge, no Registration Statement when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. Distributor may but shall not be obligated to propose from time to time such amendment or amendments to any Registration Statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Distributor’s counsel, be necessary or advisable. Distributor shall promptly notify the Trust of any advice given to it by its counsel regarding the necessity or advisability of amending or supplementing such Registration Statement. If the Trust shall not propose such amendment or amendments and/or supplement or supplements, or provide to Distributor an opinion of counsel to the Trust indicating that such amendment and/or supplement is not necessary under applicable law, within thirty (30) days after receipt by the Trust of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement. The Trust shall not file any amendment to any Registration Statement or supplement to any Prospectus without giving Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any Registration Statements and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional. The Trust authorizes Distributor to use any Prospectus or Statement of Additional Information in the form furnished from time to time in connection with the sale of the Shares.

B.	The Trust represents and warrants to Distributor that the Trust is a series of investment company registered under the 1940 Act and the Shares sold by each Fund are, and will be, registered under the 1933 Act.

C.	The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information relating to the Shares, and when determined shall be applicable to all transactions as provided in the Prospectus. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. Distributor shall have no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

D.	Whenever in its judgment such action is warranted by unusual market, economic or political conditions or abnormal circumstances of any kind, the Trust may decline to accept any orders for, or make any sales of, the Shares until such time as the Trust deems it advisable to accept such orders and to make such sales, and the Trust advises Distributor promptly of such determination.

E.	The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor may designate. The Trust shall notify Distributor in writing of the states in which the Shares may be sold and shall notify Distributor in writing of any changes to the information contained in the previous notification.

V.	Compliance with Rules and Regulations. Distributor undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by Distributor hereunder. Except as specifically set forth herein, Distributor assumes no responsibility for such compliance by the Trust or any other entity.

VI.	Instructions.

A.	Unless otherwise provided in this Agreement, Distributor shall act only upon Oral Instructions or Written Instructions.

B.	Distributor shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by Distributor to be an Authorized Person) pursuant to this Agreement. Distributor may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until Distributor receives Written Instructions to the contrary.

C.	The Trust agrees to forward to Distributor Written Instructions confirming Oral Instructions so that Distributor receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by Distributor or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or Distributor’s ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, Distributor shall incur no liability to the Trust in acting upon such Oral Instructions or Written Instructions provided that Distributor’s actions comply with the other provisions of this Agreement.

VII.	Right to Receive Advice.

A.	Advice of the Trust. If Distributor is in doubt as to any action it should or should not take, Distributor may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

B.	Advice of Counsel. If Distributor shall be in doubt as to any question of law pertaining to any action it should or should not take, Distributor may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or Distributor, at the option of Distributor).

C.	Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions Distributor receives from the Trust, and the advice it receives from counsel with regard to any question of law, Distributor may rely upon and follow the advice of counsel.

D.

Protection of Distributor. Distributor shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Trust or from counsel and which Distributor believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon Distributor (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of Distributor’s properly taking or not taking such action.

VIII.	Records; Visits. The books and records pertaining to the Trust, which are in the possession or under the control of Distributor, shall be the property of the Trust. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Trust and Authorized Persons shall have access to such books and records at all times during Distributor’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by Distributor to the Trust or to an Authorized Person, at the Trust’s expense.

IX.	Confidentiality.

A.	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or Distributor, their respective subsidiaries and Affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or Distributor a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust information provided by Distributor in connection with an independent third party compliance or other review; (h) release of such information by Distributor is necessary or desirable in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section IX shall survive termination of this Agreement for a period of three (3) after such termination.

B.	Notwithstanding any provision herein to the contrary, each party hereto agrees that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “Act”), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

X.	Compensation.

A.	As compensation for services rendered by Distributor during the term of this Agreement, the Trust will pay, or cause the Fund or the Fund’s investment adviser to pay, to Distributor a fee or fees as may be agreed to from time to time in writing. The Trust acknowledges that Distributor may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

B.	As compensation for services rendered by Distributor under the terms of this Agreement, the Trust acknowledges and agrees that Distributor will be entitled to the underwriter concessions as disclosed in each Fund’s Prospectus or Statement of Additional Information.

C.	For shareholder accounts opened directly with the Trust, except those shareholder accounts for which GE Asset Management Incorporated provides certain services under the Servicing Agreement between GE Asset Management Incorporated, BNY Mellon Distributors Inc., BNY Mellon Investment Servicing (US) Inc. and the Trust, dated as of February 18, 2011 (the “GE Accounts”), or which otherwise do not have a retail broker-dealer assigned to the account as “broker of record,” other than the GE Accounts (“Unassigned Accounts”), Distributor will be listed as default payee in the applicable Fund’s records and on the transfer agent’s systems. As compensation for services rendered by Distributor under the terms of this Agreement, Distributor will be entitled to any front-end sales charges, deferred sales charges and 12b-1 Fees for Unassigned Accounts which are payable in accordance with the terms of the Trust’s or the applicable Fund’s Prospectus, Statement of Additional Information and 12b-1 Plan.

D.	The Trust acknowledges that from time to time Distributor may make payments out of its own revenue to the investment adviser of the Funds, or a third party vendor designated by the investment adviser, for marketing and distribution expenses incurred by the investment adviser of the Funds.

E.	Distributor and the Trust acknowledge and agree that (i) Distributor does not and will not assist investors in purchasing Shares of the Funds or provide investors with investment advice or ongoing services related thereto, and (ii) Distributor’s compensation hereunder is for its services as principal underwriter and distributor.

F.	The Trust hereby represents and warrants to Distributor that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) to the best of its knowledge, any benefits accruing to Distributor or the Trust’s investment adviser in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by Distributor to such adviser or any Affiliate of the Trust relating to this Agreement, to the extent these benefits present a possible conflict of interest between the Trust and Highland Funds Asset Management, L.P., have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

XI.	Indemnification.

A.	Unless Distributor fails to meet its Standard of Care (as defined below) and subject to the limitations of liability set forth in Section XII of this Agreement, the Trust agrees to indemnify and hold harmless Distributor and its Affiliates from all taxes, charges, reasonable expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys’ fees, court costs, travel costs, any reasonable out-of-pocket costs related to dispute resolution, and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which Distributor takes in connection with the provision of services to the Trust. Neither Distributor, nor any of its Affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by Distributor’s or its Affiliates’ own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

B.

Unless Distributor fails to meet its Standard of Care (as defined below) and subject to the limitations of liability set forth in Section XII of this Agreement, the Trust agrees to indemnify and hold harmless Distributor, its officers, directors, and employees, and any person who controls Distributor within the meaning of Section 15 of the 1933 Act, free and harmless (a) from and against any and all claims, costs, reasonable expenses (including reasonable attorneys’ fees and court costs, travel costs and any reasonable out-of-pocket costs related to dispute resolution) losses, damages, charges, payments and liabilities of any sort or kind which Distributor, its officers, directors, employees or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, arising out of or based upon: (i) any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, Prospectus, Statement of Additional Information, or sales literature (including amendments and supplements thereto), or (ii) any omission, or alleged omission, to state a material fact required to be stated in the Trust’s Registration Statement, Prospectus, Statement of Additional Information or sales literature (including amendments or supplements thereto), necessary to make the statements therein not misleading, provided, however, that insofar as losses, claims, damages, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to the Trust by Distributor or its Affiliates for use in the Trust’s Registration Statement, Prospectus, or Statement of Additional Information or sales literature (including amendments or supplements thereto), such indemnification is not applicable; and (b) from and against any and all such claims, demands, liabilities and reasonable expenses (including such costs and counsel fees) which you, your officers and directors, or such controlling person, may incur in connection with this Agreement or Distributor’s performance hereunder (but excluding such claims, demands, liabilities and expenses (including such costs and counsel fees) arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any Registration Statement or any Prospectus or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any Registration Statement or any Prospectus or necessary to make the statements in either thereof not misleading), unless such claims, demands, liabilities and expenses (including such costs and counsel fees) arise by reason of Distributor’s willful misfeasance, bad faith, gross negligence, or reckless disregard in the performance of Distributor’s duties hereunder. The Trust acknowledges and agrees that in the event that Distributor, at the request of the Trust, is required to give indemnification comparable to that set forth in this paragraph to any broker-dealer selling Shares of the Trust or servicing agent servicing the shareholders of the Trust and such broker-dealer or servicing agent shall make a claim for indemnification against Distributor, Distributor shall make a similar claim for indemnification against the Trust.

C.

Subject to the limitations of liability set forth in Section XII of this Agreement, Distributor agrees to indemnify and hold harmless the Trust, its several officers and Board Members and each person, if any, who controls a Fund within the meaning of Section 15 of the 1933 Act, free and harmless against any and all claims, costs, expenses (including reasonable attorneys’ fees and court costs, travel costs and any reasonable out-of-pocket costs related to dispute resolution), losses, damages, charges, payments and liabilities of any sort or kind which the Trust, its officers, Board Members or any such controlling person may incur (i)

arising from Distributor’s failure to perform its duties under this Agreement according to the Standard of Care (defined below); or (ii) arising under the 1933 Act, under any other statute, at common law or otherwise; provided that Distributor is obligated to indemnify under this subsection (ii) only to the extent that such liability or expense incurred by the Trust, its officers or Board Members, or any controlling person resulting from such claims or demands arose out of the acquisition of any Shares by any person which may be based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Trust’s Registration Statement, Prospectus or Statement of Additional Information (including amendments and supplements thereto), or any omission, or alleged omission, to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished or confirmed in writing to the Trust by Distributor or its “affiliated persons” (as defined in the 1940 Act). The foregoing rights of indemnification shall be in addition to any other rights to which the Trust or any such person shall be entitled to as a matter of law.

D.	In any case in which one party hereto (the “Indemnifying Party”) may be asked to indemnify or hold the other party hereto (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an “Indemnification Claim”) against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Indemnification Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Indemnification Claim. In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnifying Party, or in case there is a conflict of interest between the Indemnifying Party or the Indemnified Party, the Indemnifying Party will reimburse the Indemnified Party for the fees and expenses of any counsel retained by the Indemnified Party. Each party agrees promptly to notify other party of the commencement of any litigation or proceedings against the notifying party or any of its officers or directors in connection with the issue and sale of any Shares. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

E.	The provisions of this Section XI shall survive termination of this Agreement.

XII.	Standard of Care/Limitations of Liability.

A.	Distributor shall be under no duty to take any action hereunder on behalf of the Trust except as specifically set forth herein or as may be specifically agreed to by Distributor and the Trust in a written amendment hereto. Distributor shall be obligated to exercise care, diligence, and commercially reasonable efforts in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement (the “Standard of Care”). Distributor shall be liable only for any damages arising out of Distributor’s failure to perform its duties under this Agreement to the extent such damages arise out of Distributor’s willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.

B.	Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) neither Distributor nor the Trust shall be liable for losses beyond its control, including, without limitation, delays or errors or loss of data occurring by reason of circumstances beyond Distributor’s or the Trust’s control, provided, in the case of the Distributor’s limitation of liability, that Distributor has acted in accordance with the Standard of Care and the Distributor uses commercially reasonable efforts to implement its business resumption plan as soon as practicable; and (ii) Distributor shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which Distributor reasonably believes to be genuine.

C.	Notwithstanding anything in this Agreement to the contrary, neither Distributor and its Affiliates, nor the Trust, the Funds or their Affiliates, shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party.

D.	No party may assert a cause of action against the other party that allegedly occurred more than twelve (12) months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

E.	Each party shall have a duty to mitigate damages for which the other party may become responsible.

F.	The provisions of this Section XII shall survive termination of this Agreement.

G.	Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Trust or for any failure to discover any such error or omission.

XIII.	Duration and Termination. This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein, shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s Board of Trustees or (ii) by a vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, provided that in either event the continuance is also approved by a majority of the Board Members who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time, without penalty, on at least sixty (60) days’ written notice, by the Trust’s Board of Trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Trust, or by Distributor. This Agreement will also terminate automatically in the event of an assignment not permitted by the 1940 Act and the rules thereunder. In the event the Trust gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor underwriter (and any other service provider(s)), and all trailing expenses incurred by Distributor, will be borne by the Trust.

XIV.	Notices. Notices shall be addressed (a) if to Distributor, at 760 Moore Road, King of Prussia, Pennsylvania 19406, Attention: President (or such other address as Distributor may inform the Trust in writing); (b) if to the Trust, at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention: Secretary or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

XV.	Amendments and Assignment. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by both parties.

Distributor may assign its rights hereunder to any Affiliate to the extent permitted by the 1940 Act and the rules thereunder. The Trust may also assign its rights hereunder to the extent permitted by the 1940 Act and the rules thereunder. Any other assignment will result in immediate termination of this Agreement.

XVI.	Miscellaneous.

A.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B.	Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

C.	Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

D.	No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of Distributor hereunder without the prior written approval of Distributor, which approval shall not be unreasonably withheld or delayed.

E.	Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

F.	Information. The Trust will provide such information and documentation as Distributor may reasonably request in connection with services provided by Distributor to the Trust.

G.	Governing Law. This Agreement shall be deemed to be a contract made in New York and governed by New York law, without regard to principles of conflicts of law.

H.	Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

I.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof except the Trust and each of the Funds.

J.	No Representations or Warranties. Except as expressly provided in this Agreement, Distributor hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Distributor disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

K.	Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

L.	Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, Distributor will request (or already has requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. Distributor may also ask (and may have already asked) for additional identifying information, and Distributor may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BNY MELLON DISTRIBUTORS INC.

By:

Name:

Title:

Date:

HIGHLAND FUNDS II

By:

Name:

Title:

Date:

EXHIBIT A

THIS EXHIBIT A, dated as of February 18, 2011, is Exhibit A to that certain Underwriting Agreement dated as of February 18, 2011, between BNY Mellon Distributors Inc. and Highland Trusts II.

List of Funds

Highland U.S. Equity Fund

Highland Core Value Equity Fund

Highland Premier Growth Equity Fund

Highland Small-Cap Equity Fund

Highland Global Equity Fund

Highland International Equity Fund

Highland Fixed Income Fund

Highland Government Securities Fund

Highland Short-Term Government Fund

Highland Tax-Exempt Fund

Highland Total Return Fund

Highland Money Market Fund II

GE Emerging Markets Equity Fund

GE Small-Cap Growth Equity Fund

GE High Yield Fund

GE International Fixed Income Fund

18